INTERFACE, INC.
                          STOCK OPTION AGREEMENT


     This Stock Option Agreement (this "Agreement") is entered into as of the 11th day of April, 1997, by and between INTERFACE, INC. (the
"Company") and PAUL HAWKEN ("Optionee").

                           W I T N E S S E T H:

     WHEREAS, the Company has adopted the Interface, Inc. Omnibus Stock Incentive Plan (the "Plan") which is administered by a committee appointed by the Company's Board of Directors (the "Committee"); and

     WHEREAS, subject to approval of the Plan by the Company's shareholders, the Committee has granted to Optionee a Stock Option under the terms of the Plan (the "Option") to encourage Optionee's continued loyalty and diligence; and

     WHEREAS, to comply with the terms of the Plan and to further the interests of the Company and Optionee, the parties hereto have set forth the terms of the Option in writing in this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   PLAN PROVISIONS.

          In addition to the terms and conditions set forth herein, the Option is subject to and governed by the terms and conditions set forth in the Plan, which are hereby incorporated herein by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control.

     2.   GRANT OF OPTION.

          On January 20, 1997 (the "Grant Date"), the Committee granted to Optionee the right to purchase 10,000 Shares of the $.10 par value common stock of the Company, subject to the restrictions and other conditions set forth herein. Such Shares may be either Class A common stock or Class B common stock, or any combination thereof, as determined by the Committee in its sole discretion at the time of exercise. Such Shares are hereinafter sometimes referred to as the "Option Shares." The Option is not intended to qualify as an "Incentive Stock Option" within the meaning of Section 422 of the Code.
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     3.   EXERCISE PRICE.

          The purchase price payable for the Option Shares upon exercise of the Option, in whole or in part, shall be $19.125 per share (the "Exercise Price"), which is the Fair Market Value of an Option Share on the Grant Date.

     4.   VESTING.

          The Option shall vest and become exercisable with respect to 20 percent of the Option Shares on each of the first five anniversaries of the Grant Date. Optionee may, but need not, exercise the Option with respect to Option Shares at the time they first vest and become exercisable, or may exercise such Option Shares at any later time before the Option terminates (see Section 6 hereof).

     5.   FORFEITURE UPON TERMINATION OF RELATIONSHIP.

          If Optionee's employment, services or association with the Company and all of its Subsidiaries is terminated for any reason whatsoever, any portion of the Option that is not then vested shall be terminated and immediately forfeited, and Optionee shall have no rights in such portion of the Option.

     6.   TERMINATION OF OPTION.

          Notwithstanding any other provision of this Agreement to the contrary, the Option shall terminate and shall no longer be exercisable after the first to occur of: (a) the tenth anniversary of the Grant Date; (b) the expiration of the three-month period beginning on the date Optionee's employment, services or association with the Company and all of its Subsidiaries terminates for any reason other than Optionee's Disability (as defined below) or death; (c) the expiration of the 12-month period beginning on the date Optionee's employment, services or association with the Company and its Subsidiaries terminates as a result of Optionee's Disability; or (d) the expiration of the 24-month period beginning on the date Optionee's employment, services or association with the Company and its Subsidiaries terminates as a result of Optionee's
death.   For purposes hereof, "Disability" shall mean Optionee's
inability, as a result of physical or mental incapacity, to substantially perform Optionee's duties or services for the Company and its Subsidiaries on a regular basis for a continuous period of six months. The Committee, in its sole discretion, shall make all determinations as to the date Optionee's employment, services or association with the Company and its Subsidiaries has been terminated, or whether or not Optionee has incurred a Disability, and the Committee's determination shall be final and binding. The Committee may extend such exercise period, in its sole discretion.

     7.   OPTION NOT TRANSFERABLE.

          Optionee may not transfer or assign the Option other than by will or the laws of descent and distribution. During the lifetime of Optionee, only Optionee (or in the event of Optionee's Disability, Optionee's duly appointed guardian or attorney-in-fact) may exercise the Option.


     8.   DEATH OF OPTIONEE.

          In the event of Optionee's death, the unexercised, vested portion of the Option may be exercised (but not transferred or assigned) by Optionee's personal representatives, heirs or legatees at any time prior to the date as of which the Option expires under Section 6 hereof. Such exercise shall be effected in accordance with the terms hereof as if such representative, heir or legatee was Optionee hereunder; however, the Company may require proof of the right of such person to exercise the Option.

     9.   MANNER OF EXERCISE.

     (a) NOTICE OF EXERCISE. Optionee, or Optionee's successors (as permitted herein), may exercise the Option by delivery to the Secretary of the Company of a written notice of exercise executed by Optionee or such successor (the "Notice of Exercise"). The Notice of Exercise shall be substantially in the form set forth on Exhibit A, attached hereto and made a part hereof, and shall identify the Option and the number of Option Shares being purchased pursuant to the Option exercise.

     (b) PARTIAL EXERCISE. Optionee may exercise the Option for less than the full number of Option Shares, but no such partial exercise shall be made for less than 100 Shares. Subject to the other restrictions on exercise set forth herein, the unexercised portion of the Option Shares may be exercised at a later date by Optionee, and the 100-Share requirement shall not apply to any exercise of the Option if all remaining vested Option Shares subject to the Option are exercised.

     10.  PAYMENT OF EXERCISE PRICE.

     (a)  GENERAL.   Upon exercise of the Option, Optionee (or Optionee's
successors) shall pay the Exercise Price in cash, in Shares or any combination thereof.

     (b) PAYMENT IN SHARES. If Optionee pays all or a portion of the Exercise Price with Shares, the following conditions shall apply:

          (i) Optionee shall deliver to the Secretary of the Company a certificate or certificates representing such Shares duly endorsed for transfer to the Company (or an attestation of Optionee's then current ownership of a number of Shares equal to the number thereby authorized to be withheld);

          (ii) Optionee shall have held such Shares for at least six months before the date such payment is made;

          (iii) Such Shares shall be valued on the basis of the Fair Market Value of Shares on the date of exercise, pursuant to the terms of the Plan; and

          (iv) The value of the Shares delivered shall be less than or equal to the full Exercise Price. If Optionee delivers Shares with a value that is less than the Exercise Price, Optionee shall pay the balance of the Exercise Price in cash.

     11.  WITHHOLDING.

          As a condition to exercise of the Option, Optionee (or
Optionee's successors) shall pay the Company an amount equal to the sum of all applicable employment taxes that the Company is required to withhold at any time. Such payment may be made in cash, by withholding from Optionee's normal pay or by delivery of Shares (or an attestation of ownership of Shares in lieu of delivery).

     12.  DELIVERY OF STOCK CERTIFICATE.

          As soon as practicable after the date of exercise of the Option and receipt by the Company of full payment of the Exercise Price, the Company shall either instruct its transfer agent to issue a stock certificate representing the Option Shares acquired by Optionee pursuant to Optionee's exercise of the Option or shall otherwise effectively transfer such Option Shares to Optionee.

     13.  ACKNOWLEDGMENT OF OPTIONEE.

          Optionee acknowledges that certain restrictions under state, federal or foreign securities laws may apply with respect to the Option Shares issued pursuant to the Option. Optionee further acknowledges that, to the extent Optionee is an "affiliate" of the Company (as that term is defined by the Securities Act of 1933), the Option Shares are subject to certain trading restrictions under applicable securities laws (including, particularly, Rule 144 under the Securities Act). Optionee hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state, federal and foreign securities laws and any restrictions on the resale of such Shares which may pertain under such laws. The Company intends to register the securities represented by and subject to the Option; however, in the event such registration at any time is ineffective or any special rules apply, such securities may be sold or transferred only in accordance with the Plan and pursuant to additional, effective securities laws registrations or in a transaction that is exempt from such registration requirements. If appropriate under the circumstances, the certificate(s) evidencing the Shares issued upon exercise of the Option shall bear a restrictive legend indicating that the Shares have not been registered under applicable securities laws.

     14.  EXECUTION OF AGREEMENT.

          Optionee shall execute this Agreement within 30 days after receipt of same, and promptly return an executed copy to the Company.

     15.  MISCELLANEOUS.

     (a) EMPLOYMENT RIGHTS. The granting of the Option and the execution of this Agreement shall not afford Optionee any rights to similar grants in future years or any right to be retained in the employ or service of the Company or any of its Subsidiaries, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate Optionee's employment, services or association at any time, with or without cause, or the right of Optionee to terminate Optionee's employment, services or association at any time.

     (b) SHAREHOLDER RIGHTS. Optionee shall have none of the rights of a shareholder with respect to the Option Shares until Optionee has exercised the Option and thereby acquired the Option Shares in accordance with this Agreement.

     (c) SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or governmental agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall continue in full force and effect, and shall in no way be affected, impaired or invalidated.

     (d) CONTROLLING LAW. This Agreement is being made in the State of Georgia (USA) and shall be construed and enforced in accordance with the laws of that state.

     (e) CONSTRUCTION. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein.

     (f) BINDING EFFECT. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Optionee and Optionee's heirs and personal representatives. Any business entity or person succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets, or otherwise shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the assumption of this Agreement by such successor.

     (g) HEADINGS. Section and other headings contained in this Agreement are included for reference purposes only and are in no way intended to define or limit the scope, extent or intent of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the individual party hereto has executed this Agreement, and the corporate party has caused this Agreement to be executed by a duly authorized representative, as of the date first set forth above.

                              INTERFACE, INC.

                              By: /s/ Ray C. Anderson
                                 Ray C. Anderson
                                 Chairman and Chief Executive Officer



                              OPTIONEE

                               /s/ Paul Hawken
                              Paul Hawken



                                EXHIBIT A

                             INTERFACE, INC.
                       OMNIBUS STOCK INCENTIVE PLAN
                            (January 20, 1997)

              NOTICE OF EXERCISE FOR STOCK OPTION AGREEMENT

     This Notice is given pursuant to the terms of the Stock Option Agreement, dated April 11, 1997, between Interface, Inc. and the undersigned Optionee, which Agreement is made a part hereto and incorporated herein by reference.

     Optionee hereby exercises the Option with respect to _________ Option Shares. Optionee hereby delivers, together with this written statement of exercise, the full Exercise Price with respect to the exercised Option Shares, which consists of: [COMPLETE ONLY ONE]

           / / cash in the total amount of $__________.

          / / __________Shares of the Company's Class _____ common stock.

         / /   cash   in   the   total   amount   of   $__________    and
               ______  Shares of the Company's Class _____ common stock.

     Optionee hereby acknowledges that, to the extent Optionee is an "affiliate" of the Company (as that term is defined by the Securities Act of 1933), any Shares of the Company's common stock acquired by Optionee as a result of Optionee's exercise of the Option pursuant to this Notice are subject to certain trading restrictions under applicable securities laws (including, particularly, Rule 144 of the Securities Act), all as described in Section 13 of the Agreement, and Optionee hereby agrees to comply with all such restrictions and to execute such documents or take such other actions as the Company may require in connection with such restrictions.

     Executed this _____ day of _______________, _____.

                              OPTIONEE:

                              __________________________________________
                              Signature
                              __________________________________________
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